Exhibit 10.5

COMMERCIAL FRAMEWORK AGREEMENT

By and among

ANTALPHA HOLDING COMPANY

NORTHSTAR DIGITAL (HK) LIMITED

And

ANTALPHA PLATFORM HOLDING COMPANY

Dated as of November 1, 2024

TABLE OF CONTENTS

ARTICLE 1

DEFINITIONS.

Section 1.1	Defined Terms	1

ARTICLE 2

DOCUMENTS AND ITEMS TO BE DELIVERED PRIOR TO THE COMPLETION DATE.

Section 2.1	Documents to be delivered by Holdings	6
Section 2.2	Documents to be delivered by Northstar	6
Section 2.3	Documents to be delivered by Antalpha	6

ARTICLE 3

THE IPO AND ACTIONS PENDING THE IPO.

Section 3.1	Transactions prior to the IPO	6
Section 3.2	Cooperation	7

ARTICLE 4

NON-COMPETITION AND NON-SOLICITATION

Section 4.1	Non-Competition and Non-Solicitation by Holdings and Northstar	7

ARTICLE 5

OTHER COVENANTS AND MATTERS

Section 5.1	Other Agreements and Instruments	8
Section 5.2	Further Instruments	8
Section 5.3	Agreement on Exchange of Information	9
Section 5.4	Agreement on the Sharing of Information and Data	11
Section 5.5	Auditors and Audits; Financial Statements; Accounting Matters	11
Section 5.6	ROFO on Financing	14
Section 5.7	Most Favored Nation	14
Section 5.8	Employee Matters	15
Section 5.9	Confidentiality	15
Section 5.10	Privileged Matters	17
Section 5.11	Future Litigation and Other Proceedings	19
Section 5.12	Mail and other Communications	19
Section 5.13	Other Inter-Company Services Agreements	20
Section 5.14	Payment of Expenses	20

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ii

COMMERCIAL FRAMEWORK AGREEMENT

This Commercial Framework Agreement is dated as of November 1, 2024, by and between Antalpha Holding Company, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Holdings”), Northstar Digital (HK) Limited (“Northstar”), a company incorporated under the laws of Hong Kong, and Antalpha Platform Holding Company, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Antalpha”) (each of Holdings, Northstar and Antalpha a “Party” and, together, the “Parties”).

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article 1 hereof.

R E C I T A L S

WHEREAS, on or prior to the date hereof, Holdings has been engaged in the Antalpha Business through its subsidiaries, including Antalpha and Antalpha’s subsidiaries;

WHEREAS, on or prior to the date hereof, all the then existing assets and liabilities in connection with the Antalpha Business have already been transferred to or assumed by Antalpha and/or its subsidiaries from Holdings and/or its subsidiaries;

WHEREAS, on or prior to the date hereof, all of the equity interests in the Operating Entities (as defined below), and a net investment in the sum of US$30 million, have already been transferred to or assumed by Antalpha and/or its subsidiaries from Holdings and/or its subsidiaries;

WHEREAS, prior to the Completion Date (as defined herein), Holdings has been engaged in the Northstar Business through its subsidiaries, including Northstar and Northstar’s subsidiaries and, from and after the Completion Date, Holdings shall have disposed of all of its equity interests in Northstar and its subsidiaries and no longer be engaged in the Northstar Business;

WHEREAS, the Parties intend in this Agreement, including the Exhibits and Schedules hereto, to set forth and memorialize the principal arrangements among the Parties regarding the relationship of the Parties from and after the Completion Date (as defined below); and

NOW, THEREFORE, in consideration of the mutual agreements, covenants and provisions contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS.

Section 1.1 Defined Terms. The following capitalized terms have the meanings given to them in this Section 1.1:

“AA BVI” means Antalpha Platform Technologies Limited (BVI), a business company incorporated under the laws of the British Virgin Islands.

“AA Capital” means Antalpha Capital (HK) Limited, a company incorporated under the laws of Hong Kong.

“AA Digital” means Antalpha Digital Pte. Ltd., a private company incorporated under the laws of Singapore.

“AA Prime” means Antalpha Prime (HK) Limited, a company incorporated under the laws of Hong Kong.

“AA Technologies” means Antalpha Technologies Pte. Ltd., a private company incorporated under the laws of Singapore.

“Action” means any demand, action, suit, countersuit, claim, counterclaim, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal.

“ADSs” has the meaning set forth in Section 3.1(c) of this Agreement.

“Agreement” means this Commercial Framework Agreement, together with the Schedules and Exhibits hereto, as the same may be amended from time to time in accordance with the provisions hereof.

“Antalpha” has the meaning set forth in the preamble to this Agreement.

“Antalpha Balance Sheet” means Antalpha’s unaudited consolidated balance sheet as of the end of the most recently completed fiscal quarter prior to the Completion Date.

“Antalpha Business” means the business of providing supply chain financing for BTC mining and servicing of BTC collateralized loans.

“Antalpha Group” means Antalpha and its subsidiaries.

“Antalpha Indemnitees” means Antalpha and its subsidiaries and each of their respective directors, officers and employees.

“Antalpha Liabilities” means (without duplication) the following Liabilities:

(i) all Liabilities reflected in the Antalpha Balance Sheet;

(ii) all Liabilities of Holdings, Northstar or their respective subsidiaries that arise after the date of the Antalpha Balance Sheet that would be reflected in an Antalpha balance sheet as of the date of such Liabilities, if such balance sheet was prepared using the same principles and accounting policies under which the Antalpha Balance Sheet was prepared;

(iii) all Liabilities that should have been reflected in the Antalpha Balance Sheet but are not reflected in the Antalpha Balance Sheet due to mistake or unintentional omission;

(iv) all Liabilities, whether arising before, on or after the Completion Date, that relate to, arise or result from: (1) the operation of the Antalpha Business or (2) the operation of any business conducted by Antalpha and its subsidiaries at any time after the Completion Date; and

(v) Liabilities of Antalpha and its subsidiaries under this Agreement.

“BTC” means the cryptocurrency Bitcoin.

“Completion Date” means the later of (x) the date on which Holdings first ceases to directly or indirectly own any equity in Northstar or its subsidiaries or otherwise have any interest in the Northstar Business and (y) the date hereof.

“Confidential Business Information” has the meaning set forth in Section 5.9(b)(iii) of this Agreement.

“Confidential Information” has the meaning set forth in Section 5.9(b)(i) of this Agreement.

“Confidential Technical Information” has the meaning set forth in Section 5.9(b)(ii) of this Agreement.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

“Control Ending Date” means the earlier of (i) the first date upon which members of the Holdings no longer collectively own at least twenty percent (20%) of the voting power of the then outstanding securities of Antalpha and (ii) the first date upon which Holdings, collectively with the other members of the Holdings Group, ceases to be the largest beneficial owner of the then outstanding voting securities of Antalpha (for purposes of this clause (ii), without considering holdings of institutional investors that have acquired Antalpha securities in the ordinary course of their business and not with a purpose nor with the effect of changing or influencing the control of Antalpha).

“Control Period” means the period of time beginning upon the date hereof and ending on the later of (x) the date that is five (5) years after the first date upon which members of the Holdings Group cease to own in the aggregate at least twenty percent (20%) of the voting power of the then outstanding securities of Antalpha, and (y) the tenth (10th) anniversary of the Completion Date.

“Cooperation Ending Date” means the tenth (10th) anniversary of the Completion Date.

“Cooperation Period” means the period of time beginning upon the Completion Date and ending on the Cooperation Ending Date.

“Direct Costs” has the meaning set forth in Section 5.8 of this Agreement.

“Dispute” has the meaning set forth in Section 7.1(a) of this Agreement.

“Dispute Resolution Commencement Date” has the meaning set forth in Section 7.1(a) of this Agreement.

“Draft IPO Registration Statement” has the meaning set forth in the recitals to this Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Governmental Authority” shall mean any national, state or local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Holdings” has the meaning set forth in the preamble to this Agreement.

“Holdings Group” means Holdings and its subsidiaries, including the Northstar Group, but excluding the Antalpha Group.

“Holdings Indemnitees” means Holdings and its subsidiaries (excluding Antalpha and its subsidiaries) and each of their respective directors, officers and employees.

“Indemnifying Party” means any party which may be obligated to provide indemnification to an Indemnitee pursuant to Section 6.2 or Section 6.3 hereof or any other section of this Agreement.

“Indemnitee” means any party which may be entitled to indemnification from an Indemnifying Party pursuant to Article 6 hereof or any other section of this Agreement.

“Indirect Costs” has the meaning set forth in Section 5.8 of this Agreement.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“IPO” means the initial public offering of the Ordinary Shares of Antalpha.

“IPO Registration Statement” has the meaning set forth in the recitals to this Agreement.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by U.S. GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Loss” and “Losses” mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), but excluding punitive damages (other than punitive damages awarded to any third party against an indemnified party).

“Northstar” has the meaning set forth in the preamble to this Agreement.

“Northstar Business” means any business that is conducted by Northstar and its subsidiaries.

“Northstar Group” means Northstar and its subsidiaries.

“Northstar Indemnitees” means Northstar and its subsidiaries and each of their respective directors, officers and employees.

“Northstar Liabilities” means (without duplication) the following Liabilities:

(i) all Liabilities, whether arising before, on or after the Completion Date, that relate to, arise or result from the operation of the Northstar Business, and which exclude the Antalpha Liabilities; and

(ii) Liabilities of Northstar and its subsidiaries under this Agreement.

“Operating Entities” means, collectively, AA BVI, AA Technologies, AA Digital, AA Capital and AA Prime.

“Ordinary Shares” means the shares of Antalpha, par value $1.00 per share (including any shares represented by ADSs and held of record by the depositary bank for the ADSs).

“Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Privileged Information” has the meaning set forth in Section 5.10(a) of this Agreement.

“Privileges” has the meaning set forth in Section 5.10(a) of this Agreement.

“Rule 10A-3(b)(2)” means Rule 10A-3(b)(2) (or any successor rule to similar effect) promulgated under the Exchange Act.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Third Party Claim” has the meaning set forth in Section 6.5(a) of this Agreement.

“U.S. GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Underwriters” has the meaning set forth in Section 3.1(a) of this Agreement.

“Underwriting Agreement” has the meaning set forth in Section 3.1(a) of this Agreement.

ARTICLE 2

DOCUMENTS AND ITEMS TO BE DELIVERED PRIOR TO THE COMPLETION DATE.

Section 2.1 Documents to be delivered by Holdings. Holdings has delivered and its subsidiaries have delivered, as appropriate, or Holdings will deliver, or will cause its subsidiaries to deliver, as appropriate, on or prior to the Completion Date, to Antalpha, Northstar and/or their respective subsidiaries, as appropriate, such agreements, documents or instruments as the Parties may agree are necessary or desirable in order to achieve the purposes hereof. For purposes of this Agreement, Antalpha and its subsidiaries will not be considered subsidiaries of Holdings.

Section 2.2 Documents to be delivered by Northstar. Northstar has delivered and its subsidiaries have delivered, as appropriate, or Northstar will deliver, or will cause its subsidiaries to deliver, as appropriate, on or prior to the Completion Date, to Antalpha, Holdings and/or their respective subsidiaries, as appropriate, such agreements, documents or instruments as the Parties may agree are necessary or desirable in order to achieve the purposes hereof.

Section 2.3 Documents to be delivered by Antalpha. Antalpha has delivered and its subsidiaries have delivered, as appropriate, or Antalpha will deliver, or will cause its subsidiaries to deliver, as appropriate, on or prior to the Completion Date, to Holdings, Northstar and/or their respective subsidiaries, as appropriate, such agreements, documents or instruments as the Parties may agree are necessary or desirable in order to achieve the purposes hereof.

ARTICLE 3

THE IPO AND ACTIONS PENDING THE IPO.

Section 3.1 Transactions prior to the IPO. Subject to the occurrence of the events described in this Article 3, the Parties intend to consummate the IPO and to take, or cause to be taken, the actions specified in this Section 3.1.

(a) Registration Statement. Antalpha plans to submit on a confidential basis for review by the SEC a draft registration statement on Form F-1 (the “Draft IPO Registration Statement”), and intends to submit such amendments or supplements thereto as may be requested by the SEC staff in connection with such review and agreed to by Antalpha, and subsequently to publicly file with the SEC a registration statement on Form F-1 (the “IPO Registration Statement”) and make such amendments and supplements thereto as may be necessary or desirable in order to cause the same to comply with the Securities Act and other applicable law, to become and remain effective under the Securities Act, or as may be requested by the representatives of the underwriters for the IPO (the “Underwriters”), including, without limitation, filing such amendments or supplements to the IPO Registration Statement as may be required by the underwriting agreement to be entered into among Antalpha and the Underwriters (the “Underwriting Agreement”) following the effectiveness of the IPO Registration Statement under the Securities Act.

(b) Underwriting Agreement. Following the effectiveness of the IPO Registration Statement, Antalpha will enter into the Underwriting Agreement, which shall in form and substance be satisfactory to Antalpha, as determined by its board of directors or authorized designees, as appropriate, and Antalpha shall comply with its obligations thereunder.

(c) NASDAQ Global Market or NYSE Listing. Antalpha plans to prepare, file and have approved an application for listing on the NASDAQ Global Market or the New York Stock Exchange of the American depositary shares, representing Ordinary Shares, to be offered and sold in the IPO (the “ADSs”).

Section 3.2 Cooperation. Each of Holdings and Northstar agree that they shall cooperate in all respects with Antalpha in connection with the IPO and shall take any and all actions as may be reasonably necessary or desirable to consummate the IPO as contemplated by the IPO Registration Statement and the Underwriting Agreement.

ARTICLE 4

NON-COMPETITION AND NON-SOLICITATION

Section 4.1 Non-Competition and Non-Solicitation by Holdings and Northstar. (x) During the Control Period, Holdings will not and will cause each of the other members of the Holdings Group not to (other than through the Antalpha Group), and (y) during the Cooperation Period Northstar will not and will cause each of the other members of the Northstar Group not to:

(i) directly or indirectly, sell or otherwise provide to any third party any product or service or otherwise engage or invest in any business that is of the same nature as the Antalpha Business, whether as a principal or for its own account, or as a shareholder or other equity owner in any Person (other than Antalpha); provided that the foregoing shall not prohibit any member of the Holdings Group from owning beneficially or of record, non-controlling ownership (calculated on an aggregate basis combining any such ownership by any members of the Holdings Group) of the equity or its equivalent of any company (other than Antalpha) that sells or otherwise provides any product or service or otherwise engages in any business that is of the same nature as the Antalpha Business; or

(ii) directly or indirectly, hire, or solicit for hire, any active employees of or individuals providing consulting services to any member of the Antalpha Group, or any former employees of or individuals providing consulting services to any member of the Antalpha Group within six months of the termination of their employment with or consulting services to the member of the Antalpha Group, without Antalpha’s consent; provided that the foregoing shall not prohibit any solicitation activities through generalized non-targeted advertisement not directed to such employees or individuals that do not result in the hiring of any such employees or individuals by any member of (x) the Holdings Group within the Control Period or (y) the Northstar Group within the Cooperation Period.

ARTICLE 5

OTHER COVENANTS AND MATTERS

Section 5.1 Other Agreements and Instruments. Each of the Parties agrees to execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments and other documents as may be necessary or desirable in order to effect the purposes of this Agreement.

Section 5.2 Further Instruments

(a) To the extent it has not been done prior to the date hereof, each of Holdings and Northstar will execute and deliver, and will cause its subsidiaries to execute and deliver, to Antalpha and/or its subsidiaries, as the case may be, such instruments of transfer, conveyance, assignment, substitution and confirmation, and will take such action as may be reasonably necessary or desirable in order to transfer, convey and assign to Antalpha and/or its subsidiaries and confirm Antalpha’s and/or its subsidiaries’ title to all assets, rights, interests and other things of value used in or necessary for the conduct and operation of the Antalpha Business on or prior to the Completion Date or to be transferred or licensed to Antalpha and/or its subsidiaries pursuant to this Agreement or any document referred to herein, to put Antalpha and its subsidiaries in actual possession and operating control thereof and to permit Antalpha and its subsidiaries to exercise all rights with respect thereto (including, without limitation, rights under Contracts and other arrangements as to which the consent of any third party to the transfer thereof have not previously been obtained) relating to the Antalpha Business; provided, however, that in the absence of such execution and delivery by Holdings and/or its subsidiaries, such execution and delivery shall be deemed for all purposes to have occurred subject only to Antalpha’s obligation to pay to Holdings or its applicable subsidiary an amount equal to the book value thereof to the extent not previously so paid.

(b) Each of Holdings and Northstar will execute and deliver, and will cause its appropriate subsidiaries to execute and deliver, to Antalpha and/or its subsidiaries, as the case may be, all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as may be reasonably necessary or desirable in order to have Northstar and/or its subsidiaries, as the case may be, fully and unconditionally assume and discharge the Northstar Liabilities; provided, however, that in the absence of such execution and delivery by Holdings and/or such appropriate subsidiaries, such execution and delivery shall be deemed for all purposes to have occurred.

(c) Antalpha will, and will cause its appropriate subsidiaries to, execute and deliver to Holdings and its subsidiaries all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as may be reasonably necessary or desirable in order to have Antalpha and/or its subsidiaries, as the case may be, fully and unconditionally assume and discharge the Antalpha Liabilities; provided, however, that in the absence of such execution and delivery by Antalpha and/or such appropriate subsidiaries, such execution and delivery shall be deemed for all purposes to have occurred.

(d) Except as hereinabove provided, neither Holdings, Northstar, Antalpha, nor their respective subsidiaries shall be obligated, in connection with the foregoing matters set forth in this Section, to expend money other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, unless reimbursed by the other relevant Party. Furthermore, each Party, at the request of the other Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

Section 5.3 Agreement on Exchange of Information.

(a) Generally. Each of Holdings and Northstar agrees to provide, or cause to be provided, to Antalpha, at any time, promptly after written request therefor, all reports and other Information regularly provided by Holdings and/or Northstar to Antalpha prior to the Completion Date and any Information in the possession or under the control of Holdings and/or Northstar to the extent reasonably requested by Antalpha (i) to comply with reporting, disclosure, filing or other requirements imposed on Antalpha (including under applicable securities laws) by a Governmental Authority having jurisdiction over Antalpha, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements applicable to Antalpha, (iii) to comply with its obligations under this Agreement or (iv) at any time after the Completion Date to the extent such Information and cooperation are necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of Antalpha. Each of Holdings and Northstar agrees to make their respective personnel available to discuss the Information exchanged pursuant to this Section 5.3. In the event that Holdings and/or Northstar reasonably determines that any such provision of Information or other actions contemplated by this Section 5.3 could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit compliance with such obligations in a manner that avoids any such harm or consequence.

(b) Internal Accounting Controls; Financial Information. After the Completion Date, (i) each of Holdings and Northstar shall maintain in effect at its own cost and expense adequate systems and controls for its business to the extent necessary to enable Antalpha to satisfy its reporting, tax return, accounting, audit and other obligations, and (ii) each of Holdings and Northstar shall provide, or cause to be provided, to Antalpha and its subsidiaries in such form as Antalpha may request, at no charge to Antalpha, all financial and other data and information as Antalpha determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

(c) Ownership of Information. Any Information owned by a Party that is provided to a requesting Party pursuant to this Section 5.3 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

(d) Record Retention. To facilitate the possible exchange of Information pursuant to this Section 5.3 and other provisions of this Agreement, each of Holdings and Northstar agrees to use its reasonable best efforts for a period of ten (10) years to retain all Information in its respective possession or control substantially in accordance with its respective record retention policies and/or practices as in effect on the Completion Date, and for such longer period as may be required by any Governmental Authority, any litigation matter or any applicable law. However, at any time after such ten-year period each of Holdings and Northstar may amend its respective record retention policies at such Party’s discretion; provided, however, that the amending Party must give thirty (30) days prior written notice of such change in the policy to Antalpha. Neither Holdings nor Northstar will destroy, or permit any of its subsidiaries to destroy, any Information that exists on the Completion Date (other than Information that is permitted to be destroyed under the current respective record retention policies of each such Party) and that falls under the categories listed in Section 5.3(a), without first notifying Antalpha of the proposed destruction and giving Antalpha the opportunity to take possession or make copies of such Information prior to such destruction.

(e) Limitation of Liability. Each of Holdings and Northstar will use its reasonable best efforts to ensure that Information provided to Antalpha hereunder is accurate and complete; provided, however, that neither Holdings nor Northstar shall have any liability to Antalpha if any Information exchanged or provided pursuant to this Section 5.3 is found to be inaccurate, in the absence of gross negligence, bad faith, or willful misconduct by Holdings and/or Northstar in providing the Information. Neither Holdings nor Northstar shall have any liability to Antalpha if any Information is destroyed or lost after each of Holdings and/or Northstar has complied with the provisions of Section 5.3(d).

(f) Other Agreements Providing For Exchange of Information. The rights and obligations granted under this Section 5.3 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement.

(g) Production of Witnesses; Records; Cooperation.

(i) For a period of five (5) years after the Control Ending Date, and except in the case of a legal or other proceeding by Holdings against Antalpha, Holdings shall use its reasonable best efforts to make available to Antalpha, upon written request, the former, current and future directors, officers, employees, other personnel and agents of Holdings as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such individual (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any legal, administrative or other proceeding in which Antalpha may from time to time be involved, regardless of whether such legal, administrative or other proceeding is a matter with respect to which indemnification may be sought hereunder. Antalpha shall bear all costs and expenses in connection therewith.

(ii) For a period of five (5) years after the Cooperation Ending Date, and except in the case of a legal or other proceeding by Northstar against Antalpha, Northstar shall use its reasonable best efforts to make available to Antalpha, upon written request, the former, current and future directors, officers, employees, other personnel and agents of Northstar as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such individual (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any legal, administrative or other proceeding in which Antalpha may from time to time be involved, regardless of whether such legal, administrative or other proceeding is a matter with respect to which indemnification may be sought hereunder. Antalpha shall bear all costs and expenses in connection therewith.

Section 5.4 Agreement on the Sharing of Information and Data. To the extent permitted under applicable laws and regulations, each of Holdings and Northstar agrees to share with Antalpha such information and data that Holdings or Northstar acquires in the ordinary course of its business operations, including, without limitation, customer information, funding information and data relating to customer activity, free of charge in the following manner:

(a) Each of Holdings and Northstar agrees to provide, or cause to be provided, to Antalpha, at any time, promptly after written request therefor, all information and data regularly provided by Holdings or Northstar to Antalpha, as the case may be, prior to the Completion Date and any information in the possession or under the control of Holdings or Northstar to the extent reasonably requested by the Antalpha.

Section 5.5 Auditors and Audits; Financial Statements; Accounting Matters. Each of Holdings and Northstar agrees that:

(a) Annual and Quarterly Financial Statements

(i) Until the Control Ending Date, Holdings shall provide to Antalpha on a timely basis all financial Information that Antalpha reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of Antalpha’s annual and quarterly financial statements. Without limiting the generality of the foregoing, Holdings will provide all required financial Information with respect to Holdings and its subsidiaries to Holding’s auditors, to the extent engaged, in a sufficient and reasonable time and in sufficient detail to permit Holding’s auditors to take all steps and perform all procedures necessary to provide sufficient assistance to Antalpha’s auditors with respect to Information to be included or contained in Antalpha’s annual and quarterly financial statements.

(ii) Until the Cooperation Ending Date, Northstar shall provide to Antalpha on a timely basis all financial Information that Antalpha reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of Antalpha’s annual and quarterly financial statements. Without limiting the generality of the foregoing, Northstar will provide all required financial Information with respect to Northstar and its subsidiaries to Northstar’s auditors, to the extent engaged, in a sufficient and reasonable time and in sufficient detail to permit Northstar’s auditors to take all steps and perform all procedures necessary to provide sufficient assistance to Antalpha’s auditors with respect to Information to be included or contained in Antalpha’s annual and quarterly financial statements.

(b) Certifications and Attestations. To the extent necessary for the timely filing by Antalpha of annual and quarterly reports under the Exchange Act or in connection with any investigations of prior periods, each of Holdings and Northstar shall cause its appropriate officers and employees to provide to Antalpha on a timely basis and as reasonably requested by such Party (A) any certificates requested as support for the certifications and attestations required by Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002 to be filed with such annual and quarterly reports, (B) any certificates or other Information which such appropriate officers and employees received as support for the certificates provided to Antalpha and (C) a reasonable opportunity to discuss with such appropriate officers and employees any issues reasonably related to the foregoing.

(c) Identity of Personnel Performing the Annual Audit and Quarterly Reviews.

(i) Until the Control Ending Date, and thereafter to the extent such information and cooperation is necessary for the preparation of financial statements or completing a financial statements audit, Holdings shall authorize Holding’s auditors, to the extent engaged, to make available to Antalpha’s auditors both the personnel who performed or will perform the annual audits and quarterly reviews of Holdings and work papers related to the annual audits and quarterly reviews of Holdings, in all cases within a reasonable time prior to each of Holding’s auditors’ opinion date, so that Antalpha’s auditors are able to perform the procedures they consider necessary to take responsibility for the work of Holdings’ auditors as such work relates to Antalpha’s auditors’ report on Antalpha’s financial statements, all within sufficient time to enable Antalpha to meet its timetable for the printing, filing and public dissemination of Antalpha’s annual and quarterly financial statements.

(ii) Until the Cooperation Ending Date, and thereafter to the extent such information and cooperation is necessary for the preparation of financial statements or completing a financial statements audit, Northstar shall authorize Northstar auditors, to the extent engaged, to make available to Antalpha’s auditors both the personnel who performed or will perform the annual audits and quarterly reviews of Northstar and work papers related to the annual audits and quarterly reviews of Northstar , in all cases within a reasonable time prior to each of Northstar auditors’ opinion date, so that Antalpha’s auditors are able to perform the procedures they consider necessary to take responsibility for the work of Northstar auditors as such work relates to Antalpha’s auditors’ report on Antalpha’s financial statements, all within sufficient time to enable Antalpha to meet its timetable for the printing, filing and public dissemination of Antalpha’s annual and quarterly financial statements.

(d) Access to Books and Records.

(i) Until the Control Ending Date, and thereafter to the extent such information and cooperation is necessary for the preparation of financial statements or completing a financial statements audit all governmental audits are complete and the applicable statute of limitations for tax matters has expired, Holdings shall provide Antalpha’s internal auditors, counsel and other designated representatives of Antalpha access during normal business hours to (x) the premises of Holdings and its subsidiaries and all Information (and duplicating rights with respect thereto) within the knowledge, possession or control of Holdings and its subsidiaries and (y) the officers and employees of Holdings and its subsidiaries, so that Antalpha may conduct reasonable audits relating to the financial statements provided by Holdings or its subsidiaries pursuant hereto as well as to the internal accounting controls and operations of Holdings or its subsidiaries.

(ii) Until the Cooperation Ending Date, and thereafter to the extent such information and cooperation is necessary for the preparation of financial statements or completing a financial statements audit all governmental audits are complete and the applicable statute of limitations for tax matters has expired, Northstar shall provide Antalpha’s internal auditors, counsel and other designated representatives of Antalpha access during normal business hours to (x) the premises of Northstar and its subsidiaries and all Information (and duplicating rights with respect thereto) within the knowledge, possession or control of Northstar and its subsidiaries and (y) the officers and employees of Northstar and its subsidiaries, so that Antalpha may conduct reasonable audits relating to the financial statements provided by Northstar or its subsidiaries pursuant hereto as well as to the internal accounting controls and operations of Northstar or its subsidiaries.

(e) Notice of Change in Accounting Principles.

(i) Until the Control Ending Date, and thereafter if a change in accounting principles by Holdings would affect the historical financial statements of Antalpha, Holdings shall not make or adopt any significant changes in its accounting estimates or accounting principles from those in effect on the Completion Date without first consulting with Antalpha, and if requested by Antalpha, Antalpha’s independent registered public accounting firm with respect thereto. Holdings shall give Antalpha as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the Completion Date. Holdings will consult with Antalpha and, if requested by Antalpha, Antalpha’s independent registered public accounting firm with respect thereto.

(ii) Until the Cooperation Ending Date, and thereafter if a change in accounting principles by Northstar would affect the historical financial statements of Antalpha, Northstar shall not make or adopt any significant changes in its accounting estimates or accounting principles from those in effect on the Completion Date without first consulting with Antalpha, and if requested by Antalpha, Antalpha’s independent registered public accounting firm with respect thereto. Northstar shall give Antalpha as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the Completion Date. Northstar will consult with Antalpha and, if requested by Antalpha, Antalpha’s independent registered public accounting firm with respect thereto.

(f) Conflict With Third-Party Agreements. Nothing in Section 5.3 or this Section 5.5 shall require a Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under Section 5.3 or this Section 5.5 to disclose any such Information, such Party shall use its reasonable best efforts to seek to obtain such third party’s consent to the disclosure of such Information.

Section 5.6 ROFO on Financing. During the Cooperation Period (the “ROFO Period”), each of Holdings and Northstar (each, a “Funder”) shall not, directly or indirectly, enter into any agreement, offer to enter into any agreement, negotiate with, or consummate any transaction with any Person other than Antalpha or its subsidiaries relating to the provision of funding to such Person (a “Funding Transaction”), except in compliance with the terms and conditions of this Section 5.6.

(a) If, at any time during the ROFO Period, a Funder wishes to enter into any agreement or consummate a Funding Transaction, such Funder shall provide written notice to Antalpha of its offer to enter into such a transaction (the “Offer Notice”) and the material financial and other terms and conditions of such offer (the “Material Terms”), including, without limitation, the amount of funds to be funded and any conditions applicable to the provisions of funds such funds. Each Offer Notice constitutes an offer made by such Funder to enter into an agreement with Antalpha in accordance with the Material Terms (a “ROFO Offer”).

(b) At any time prior to the expiration of the twenty (20) day period following Antalpha’s receipt of the Offer Notice (the “Exercise Period”), Antalpha may accept the ROFO Offer by delivery to such Funder of a written notice stating its intent to accept the Material Terms; provided, however, that Antalpha is not required to accept any non-financial terms or conditions contained in any Material Terms that cannot be fulfilled by Antalpha as readily as by any other Person.

(c) If, by the expiration of the Exercise Period, Antalpha has not accepted the ROFO Offer, and provided that such Funder has complied with all of the provisions of this Section 5.6, at any time during the twenty (20) day period following the expiration of the Exercise Period, such Funder may consummate the Restricted Transaction with a third party on Material Terms that are the same or more favorable to such Funder as the Material Terms set forth in the Offer Notice. If such Restricted Transaction is not consummated within such twenty (20) day period, the terms and conditions of this Section 5.6 will again apply and such Funder shall not enter into any Restricted Transaction during the ROFO Period without affording Antalpha the right of first offer on the terms and conditions of this Section 5.6.

Section 5.7 Most Favored Nation. During the Cooperation Period, each of Holdings and Northstar agrees that it shall not, directly or indirectly, at any time provide financing to any Person at a cost lower than the average cost of financing provided by Holdings and/or Northstar or their respective Affiliates, whether directly or indirectly, to Antalpha. If Holdings and/or Northstar or their respective Affiliates provides financing to any Person at a cost lower than the cost of financing provided to Antalpha, Holdings and/or Northstar, as the case may be, shall immediately apply such lower cost of financing to all financing provided by them to Antalpha.

Section 5.8 Employee Matters. Each of Holdings and Northstar, on the one hand, and Antalpha and its subsidiaries, on the other, agree to provide to one another human resources support services during the Cooperation Period. Such services shall be provided for a fee equal to the actual Direct Costs and Indirect Costs of providing such services plus an additional 5% of such Direct Costs and Indirect Costs, provided that any such additional costs may be subsequently varied upon any written agreement among Holdings, Northstar and Antalpha and its subsidiaries. “Direct Costs” shall include labor-related compensation and travel expenses, materials and supplies consumed and agency fees arising from performing the services. “Indirect Costs” shall include occupancy, information technology support and other overhead costs of the department incurring the direct costs of providing the service. Payment for any such services will be due within thirty (30) days after Holdings or Northstar or their respective subsidiaries, as the case may be renders an invoice for such services.

Section 5.9 Confidentiality. Each of the Parties shall hold and shall cause each of their respective subsidiaries to hold, and shall each cause their respective officers, employees, agents, consultants and advisors and those of their respective subsidiaries to hold, in strict confidence and not to disclose or release without the prior written consent of each other Party, any and all Confidential Information concerning such other Party and its respective subsidiaries; provided that each of the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective subsidiaries, auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and, in each case, are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties hereto and in respect of whose failure to comply with such obligations, the disclosing Party will be responsible, (ii) if the Parties or any of their respective subsidiaries are compelled to disclose any such Confidential Information by judicial or administrative process or (iii) if the Parties reasonably determine in good faith that such disclosure is required by other requirements of law. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made in connection with any judicial or administrative process, or a Party determines in good faith that disclosure is otherwise required by law, such Party shall promptly notify the other Parties of the existence of such request, demand, or conclusion, and shall provide such other Parties a reasonable opportunity to seek an appropriate protective order or other remedy, which the notifying Party will cooperate in obtaining. In the event that an appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the notifying Party to furnish, or cause to be furnished, only that portion of the Confidential Information that is required to be disclosed and shall use its reasonable best efforts to obtain reasonable assurances that confidential treatment will be accorded to such Information.

(b) As used in this Section 5.9:

(i) “Confidential Information” shall mean Confidential Business Information and Confidential Technical Information concerning one Party which, prior to, on or following the Completion Date, has been disclosed by such Party or its subsidiaries, that (1) is in written, recorded, graphical or other tangible form and is marked “Proprietary,” “Confidential” or “Trade Secret,” or where it is evident from the nature and content of such Information that the disclosing Party considers it to be confidential, (2) is in oral form and identified by the disclosing Party as “Proprietary,” “Confidential” or “Trade Secret” at the time of oral disclosure, including pursuant to the access provisions of Section 5.3 or Section 5.5 hereof or any other provision of this Agreement or where it is evident from the nature and content of such Information that the disclosing Party considers it to be confidential, or (3) in the case of such Information disclosed on or prior to the date hereof, either such Information is identified by the owning Party to the other relevant Party as Confidential Business Information or Confidential Technical Information, orally or in writing on or prior to the Completion Date, or it is evident from the nature and content of such Information that the disclosing Party considers it to be confidential, and includes any modifications or derivatives prepared by the receiving Party that contain or are based upon any Confidential Information obtained from the disclosing Party, including any analysis, reports, or summaries of the Confidential Information. Confidential Information may also include Information disclosed to a disclosing Party by third parties. Confidential Information shall not, however, include any information which (A) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing Party; (B) becomes publicly known and made generally available after disclosure by the disclosing Party to the receiving Party through no action or inaction of the receiving Party; (C) is obtained by the receiving Party from a third party without a breach of such third party’s obligations of confidentiality; or (D) is on or after the Completion Date independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information.

(ii) “Confidential Technical Information” shall mean all proprietary scientific, engineering, mathematical or design information, data and material of the disclosing Party including, without limitation, (a) specifications, ideas, concepts, models, and strategies for products or services, (b) quality assurance policies, procedures and specifications, (c) source code and object code, (d) training materials and information, and (e) all other know-how, methodology, processes, procedures, techniques and trade secrets related to product or service design, development, manufacture, implementation, use, support and maintenance.

(iii) “Confidential Business Information” shall mean all proprietary information, data or material of the disclosing Party other than Confidential Technical Information, including, but not limited to, (a) proprietary earnings reports and forecasts, (b) proprietary macro-economic reports and forecasts, (c) proprietary business plans, (d) proprietary general market evaluations and surveys, (e) proprietary financing and credit-related information, and (f) customer information.

(c) Nothing in this Agreement shall restrict (i) the disclosing Party from using, disclosing, or disseminating its own Confidential Information in any way, or (ii) reassignment of the receiving Party’s employees. Moreover, nothing in the Agreement supersedes any restriction imposed by third parties on their Confidential Information, and there is no obligation on the disclosing Party to conform third party agreements to the terms of this Agreement except as expressly set forth therein.

(d) Notwithstanding anything to the contrary set forth herein, (i) a Party and its subsidiaries shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar Information and (ii) confidentiality obligations provided for in any agreement between a Party or any of its subsidiaries and any employee of such Party or any of its subsidiaries shall remain in full force and effect.

(e) Confidential Information of Antalpha and its subsidiaries or Northstar and its subsidiaries in the possession of and used by another Party as of the Completion Date may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the Northstar Business, in the case of Northstar and its subsidiaries, or the Antalpha Business, in the case of Antalpha and its subsidiaries, and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 5.9(b). Such continued right to use Confidential Information may not be transferred, including by merger, consolidation, reorganization, operation of law, or otherwise, to any third party unless such third party (A) purchases all or substantially all of the business or business line and assets in one transaction or in a series of related transactions for which or in which the relevant Confidential Information is used or employed and (B) expressly agrees in writing to be bound by the provisions of this Section 5.9. In the event that such right to use is transferred in accordance with the preceding sentence, the transferring Party shall not disclose the source of the relevant Confidential Information.

Section 5.10 Privileged Matters. The Parties agree that their respective rights and obligations to maintain, preserve, assert or waive any or all privileges belonging to each such Party or its subsidiaries including, but not limited to, the attorney-client and work product privileges (collectively, “Privileges”), shall be governed by the provisions of this Section 5.10. With respect to Privileged Information (as defined below) of Holdings, Holdings shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and neither Antalpha nor Northstar shall take any action (nor permit any of its subsidiaries to take action) without the prior written consent of Holdings that could result in any waiver of any Privilege that could be asserted by Holdings or any of its subsidiaries under applicable law and this Agreement. With respect to Privileged Information of Antalpha, Antalpha shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and neither Holdings nor Northstar shall take any action (nor permit any of their subsidiaries to take action) without the prior written consent of Antalpha that could result in any waiver of any Privilege that could be asserted by Antalpha or any of its subsidiaries under applicable law and this Agreement. With respect to Privileged Information of Northstar, Northstar shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and neither Holdings nor Antalpha shall take any action (nor permit any of their subsidiaries to take action) without the prior written consent of Northstar that could result in any waiver of any Privilege that could be asserted by Northstar or any of its subsidiaries under applicable law and this Agreement.

(a) The rights and obligations created by this Section 5.10 shall apply to all Information as to which the Parties or their respective subsidiaries would be entitled to assert or has asserted a Privilege (“Privileged Information”). Privileged Information of Holdings includes but is not limited to (i) any and all Information regarding the business of Holdings and its subsidiaries (other than Information regarding the Antalpha Business), whether or not it is in the possession of Antalpha or any of its subsidiaries; (ii) all communications subject to a Privilege between counsel for Holdings (including in-house counsel) and any individual who, at the time of the communication, was an employee of Holdings, regardless of whether such employee is or becomes an employee of Antalpha or any of its subsidiaries and (iii) all Information generated, received or arising after the Completion Date that refers or relates to Privileged Information of Holdings generated, received or arising prior to the Completion Date. Privileged Information of Antalpha includes but is not limited to (x) any and all Information regarding the Antalpha Business, whether or not it is in the possession of Holdings or any of its subsidiaries; (y) all communications subject to a Privilege occurring after the Completion Date between counsel for Antalpha (including in-house counsel and former in-house counsel who are or were employees of Holdings) and any person who, at the time of the communication, was an employee of Antalpha, regardless of whether such employee was, is or becomes an employee of Holdings or any of its subsidiaries and (z) all Information generated, received or arising after the Completion Date that refers or relates to Privileged Information of Antalpha generated, received or arising prior to the Completion Date. Privileged Information of Northstar includes but is not limited to (x) any and all Information regarding the Northstar Business, whether or not it is in the possession of Holdings or any of its subsidiaries; (y) all communications subject to a Privilege occurring after the Completion Date between counsel for Northstar (including in-house counsel and former in-house counsel who are or were employees of Holdings) and any person who, at the time of the communication, was an employee of Northstar, regardless of whether such employee was, is or becomes an employee of Northstar or any of its subsidiaries and (z) all Information generated, received or arising after the Completion Date that refers or relates to Privileged Information of Northstar generated, received or arising prior to the Completion Date.

(b) Upon receipt by a Party or its subsidiaries of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of another Party or its subsidiaries, or if a Party or any of its subsidiaries obtains knowledge that any of its current or former employees has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of another Party or its subsidiaries, such Party shall promptly notify that other Party of the existence of the request and shall provide that other Party a reasonable opportunity to review the Information and to assert any rights such other Party may have under this Section 5.10 or otherwise to prevent the production or disclosure of Privileged Information. Each of Holdings and its subsidiaries, Northstar and its subsidiaries, and Antalpha and its subsidiaries, as the case may be, will not produce or disclose to any third party any other Party’s Privileged Information under this Section 5.10 unless (a) such other Party has provided its express written consent to such production or disclosure or (b) a court of competent jurisdiction has entered an order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

(c) Each of Holding’s and Northstar’s transfer of books and records pertaining to the Antalpha Business and other Information pertaining to Antalpha, if any, each of Holding’s and Northstar’s agreement to permit Antalpha to obtain Information existing prior to the Completion Date, Antalpha’s transfer of books and records and other Information pertaining to Holdings or Northstar, if any, and Antalpha’s agreement to permit Holdings or Northstar to obtain Information existing prior to the Completion Date are made in reliance on Holding’s, Northstar’s and Antalpha’s respective agreements, as set forth in Section 5.9 and this Section 5.10, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Holdings, Northstar or Antalpha, as the case may be. The access to Information, witnesses and individuals being granted pursuant to Section 5.3 and Section 5.5 and the disclosure to one Party of Privileged Information relating to another Party’s businesses pursuant to this Agreement shall not be asserted by Holdings, Northstar or Antalpha to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 5.10 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to, or the obligations imposed upon, Holdings, Northstar and Antalpha by this Section 5.10.

Section 5.11 Future Litigation and Other Proceedings. In the event that Antalpha (or any of its subsidiaries or any of its or their respective officers or directors) at any time after the date hereof initiates or becomes subject to any litigation or other proceedings before any Governmental Authority or arbitration panel with respect to which the Parties have no prior agreements (as to indemnification or otherwise), each Party (and its subsidiaries and its and their respective officers and directors) that has not initiated and is not subject to such litigation or other proceedings shall comply, at the litigant Party’s expense, with any reasonable requests by the litigant Party for assistance in connection with such litigation or other proceedings (including by way of provision of Information and making available of employees as witnesses). In the event that Antalpha (or any of its subsidiaries or any of its or their respective officers or directors), Northstar (or any of its subsidiaries or any of its or their respective officers or directors) and Holdings (or any of its subsidiaries or any of its or their respective officers or directors), or any combination thereof, at any time after the date hereof initiate or become subject to any litigation or other proceedings before any Governmental Authority or arbitration panel with respect to which the litigant Parties have no prior agreements (as to indemnification or otherwise), each litigant Party (and its officers and directors) shall, at their own expense, coordinate their strategies and actions with respect to such litigation or other proceedings to the extent such coordination would not be detrimental to their respective interests and shall comply, at the expense of the requesting Party, with any reasonable requests of such Party for assistance in connection therewith (including by way of provision of information and making available of employees as witnesses).

Section 5.12 Mail and other Communications. Each of Holdings, Northstar and Antalpha may receive mail, facsimiles, packages and other communications properly belonging to the other. Accordingly, each Party authorizes each other Party to receive and open all mail, telegrams, packages and other communications received by it and not unambiguously intended for another Party or any of such other Party’ officers or directors, and to retain the same to the extent that they relate to the business of the receiving Party or, to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, telegrams, packages or other communications, including, without limitation, notices of any liens or encumbrances on any asset transferred to Antalpha or its subsidiaries in connection with the separation of the Antalpha Business and the Northstar Business, if any, (or, in case the same relate to both businesses, copies thereof) to the other Party as provided for in Section 8.6 hereof. The provisions of this Section 5.12 are not intended to, and shall not, be deemed to constitute (a) an authorization by either Holdings, Northstar or Antalpha to permit the such other Party to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes or (b) a waiver of any Privilege with respect to Privileged Information contained in such mail, telegrams, packages or other communications.

Section 5.13 Other Inter-Company Services Agreements. To the extent not covered under this Agreement, each of Holdings and/or its subsidiaries and Northstar and/or its subsidiaries), on the one hand, and Antalpha and/or its subsidiaries may enter into interim services agreements from time to time covering the provision of various interim services, if any, including financial, accounting, legal, and other services by Holdings and/or its subsidiaries and Northstar and/or its subsidiaries) to Antalpha and its subsidiaries or, in certain circumstances, vice versa. Such services will generally be provided for a fee equal to the actual Direct Costs and Indirect Costs of providing such services plus an additional amount as agreed to by the Parties, subject to other consideration’s being agreed to by the Parties.

Section 5.14 Payment of Expenses. Except as otherwise provided in this Agreement or any other agreement between the Parties relating to the IPO, (i) all costs and expenses of the Parties in connection with the IPO (including costs associated with drafting this Agreement and the documents relating to the formation of Antalpha and its subsidiaries) shall be paid by Antalpha and (ii) all costs and expenses of the Parties in connection with any matter not relating to the IPO shall be paid by the Party which incurs such cost or expense. Notwithstanding the foregoing, Antalpha, Northstar and Holdings shall each be responsible for their own internal fees, costs and expenses (e.g., salaries of personnel) incurred in connection with the IPO.

ARTICLE 6

MUTUAL RELEASES; INDEMNIFICATION

Section 6.1 Release of Claims.

(a) Antalpha Release. Except as provided in Section 6.1(d), Antalpha, for itself and as agent for each of its subsidiaries, does hereby assume, and does hereby remise, release and forever discharge each of the Holdings Indemnitees and Northstar Indemnitees from, any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Completion Date.

(b) Northstar Release. Except as provided in Section 6.1(d), Norhtstar, for itself and as agent for each of its subsidiaries, does hereby assume, and does hereby remise, release and forever discharge each of the Antalpha Indemnitees and Holdings Indemnitees from, any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Completion Date, including in connection with the transactions and all other activities to implement the IPO.

(c) Holdings Release. Except as provided in Section 6.1(d), Holdings, for itself and as agent for each of its subsidiaries, does hereby remise, release and forever discharge the Antalpha Indemnitees and Northstar Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Completion Date, including in connection with the transactions and all other activities to implement the IPO.

(d) No Impairment. Nothing contained in Section 6.1(a) or Section 6.1(c) shall limit or otherwise affect any Party’s rights or obligations pursuant to or contemplated by this Agreement in accordance with its terms, including, without limitation, any obligations relating to indemnification, including indemnification pursuant to Section 6.2 and Section 6.3 of this Agreement.

Section 6.2 Indemnification by Antalpha. Except as otherwise provided in this Agreement, Antalpha shall, for itself and as agent for each of its subsidiaries, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Holdings Indemnitees and Northstar Indemnitees from and against, and shall reimburse the Holdings Indemnitees with respect to, any and all Losses that any third party seeks to impose upon the Holdings Indemnitees or Northstar Indemnitees, or which are imposed upon the Holdings Indemnitees or Northstar Indemnitees, and that relate to, arise or result from, whether prior to, on or following the Completion Date, any of the following items (without duplication):

(a) any Antalpha Liability; and

(b) any breach by Antalpha or any of its subsidiaries of this Agreement.

In the event that Antalpha or any of its subsidiaries makes a payment to the Holdings Indemnitees or Northstar Indemnitees hereunder, and any of the Holdings Indemnitees or Northstar Indemnitees subsequently diminishes the Liability on account of which such payment was made, either directly or through a third-party recovery (other than a recovery indirectly from Holdings or Northstar or their respective subsidiaries), Holdings or Northstar, as the case may be will promptly repay (or will cause a Holdings Indemnitee or Northstar Indemnitee to promptly repay) Antalpha (or its subsidiary that has made the payment) the amount by which the payment made by Antalpha (or its subsidiary that has made the payment) exceeds the actual cost of the associated indemnified Liability.

Section 6.3 Indemnification by Holdings. Except as otherwise provided in this Agreement, Holdings shall, for itself and as agent for each of its subsidiaries, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Antalpha Indemnitees from and against, and shall reimburse each such Antalpha Indemnitee with respect to, any and all Losses that any third party seeks to impose upon the Antalpha Indemnitees or which are imposed upon the Antalpha Indemnitees to the extent relating to, arising from or resulting from, whether prior to, on or following the Completion Date, any of the following items (without duplication):

(a) any Liability of Holdings or its subsidiaries and all Liabilities arising out of the operation or conduct of the Northstar Business prior to the Completion Date (in each case excluding the Antalpha Liabilities);

(b) any breach by Holdings or any member of the Holdings Group of this Agreement; and

(c) any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the IPO Registration Statement, any issuer free writing prospectus or any preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement and provided in writing by Holdings or any of its subsidiaries to Antalpha specifically for inclusion in the IPO Registration Statement, any issuer free writing prospectus or any preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement) or (ii) provided in writing by Holdings or its subsidiaries to Antalpha specifically for inclusion in Antalpha’s annual or quarterly reports following the IPO to the extent (A) such information pertains to (x) Holdings or any of its subsidiaries or (y) the Northstar Business as operated prior to the Completion Date or (B) Antalpha has provided prior written notice to Holdings that such information will be included in one or more annual or quarterly reports, specifying how such information will be presented, and the information is included in such annual or quarterly reports; provided that this sub-clause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of Antalpha or any of its subsidiaries, including as a result of any misstatement or omission of any information by Antalpha or any of its subsidiaries to Holdings.

In the event that Holdings or any of its subsidiaries makes a payment to the Antalpha Indemnitees hereunder, and any of the Antalpha Indemnitees subsequently diminishes the Liability on account of which such payment was made, either directly or through a third-party recovery (other than a recovery indirectly from Antalpha or its subsidiaries), Antalpha will promptly repay (or will cause an Antalpha Indemnitee to promptly repay) Holdings (or its subsidiary that has made the payment) the amount by which the payment made by Holdings (or its subsidiary that has made the payment) exceeds the actual cost of the indemnified Liability.

Section 6.4 Indemnification by Northstar. Except as otherwise provided in this Agreement, Northstar shall, for itself and as agent for each of its subsidiaries, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Antalpha Indemnitees from and against, and shall reimburse each such Antalpha Indemnitee with respect to, any and all Losses that any third party seeks to impose upon the Antalpha Indemnitees or which are imposed upon the Antalpha Indemnitees to the extent relating to, arising from or resulting from, whether prior to, on or following the Completion Date, any of the following items (without duplication):

(a) any Liability of Northstar or its subsidiaries and all Liabilities arising out of the operation or conduct of the Northstar Business following the Completion Date (in each case excluding the Antalpha Liabilities);

(b) any breach by Northstar or any member of the Northstar Group of this Agreement; and

(c) any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the IPO Registration Statement, any issuer free writing prospectus or any preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement and provided in writing by Northstar or its subsidiaries to Antalpha specifically for inclusion in the IPO Registration Statement, any issuer free writing prospectus or any preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement) or (ii) provided in writing by Northstar or its subsidiaries to Antalpha specifically for inclusion in Antalpha’s annual or quarterly reports following the IPO to the extent (A) such information pertains to (x) Northstar or any of its subsidiaries or (y) the Northstar Business or (B) Antalpha has provided prior written notice to Northstar that such information will be included in one or more annual or quarterly reports, specifying how such information will be presented, and the information is included in such annual or quarterly reports; provided that this sub-clause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of Antalpha or any of its subsidiaries, including as a result of any misstatement or omission of any information by Antalpha or any of its subsidiaries to Northstar.

In the event that Norsthar or any of its subsidiaries makes a payment to the Antalpha Indemnitees hereunder, and any of the Antalpha Indemnitees subsequently diminishes the Liability on account of which such payment was made, either directly or through a third-party recovery (other than a recovery indirectly from Antalpha or its subsidiaries), Antalpha will promptly repay (or will cause an Antalpha Indemnitee to promptly repay) Holdings (or its subsidiary that has made the payment) the amount by which the payment made by Holdings (or its subsidiary that has made the payment) exceeds the actual cost of the indemnified Liability.

Section 6.5 Procedures for Defense, Settlement and Indemnification of the Third Party Claims.

(a) Notice of Claims. If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) other than Holdings, Northstar, Antalpha and their subsidiaries of any claim or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification, Holdings, Northstar or Antalpha, as applicable, will ensure that such Indemnitee shall give such Indemnifying Party written notice thereof within thirty (30) days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 6.5 shall not relieve the related Indemnifying Party of its obligations under this Article 6, except to the extent that such Indemnifying Party is actually and substantially prejudiced by such delay or failure to give notice.

(b) Defense by Indemnifying Party. An Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, to the extent that it wishes, at its cost, risk and expense, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee, unless the Indemnifying Party is also a party to such proceeding and the Indemnitee determines in good faith that joint representation would be materially prejudicial to the Indemnitee’s defense. After timely notice from the Indemnifying Party to the Indemnitee of such election to so assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with the defense thereof. The Indemnitee agrees to cooperate in all reasonable respects with the Indemnifying Party and its counsel in the defense against any Third Party Claim. The Indemnifying Party shall be entitled to compromise or settle any Third Party Claim as to which it is providing indemnification; provided that any compromise or settlement shall be made only with the written consent of the Indemnitee, such consent not to be unreasonably withheld.

(c) Defense by Indemnitee. If an Indemnifying Party fails to assume the defense of a Third Party Claim within thirty (30) days after receipt of notice of such claim, the Indemnitee will, upon delivering notice to such effect to the Indemnifying Party, have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of and for the account of the Indemnifying Party subject to the limitations as set forth in this Section 6.5; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnitee assumes the defense of any Third Party Claim, it shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall reimburse all such costs and expenses of the Indemnitee in the event it is ultimately determined that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such Third Party Claim. In no event shall an Indemnifying Party be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld.

Section 6.6 Additional Matters.

(a) Cooperation in Defense and Settlement. With respect to any Third Party Claim that implicates Holdings, Northstar and/or Antalpha in a material way due to the allocation of Liabilities, responsibilities for management of defense and related indemnities set forth in this Agreement, the Parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. Any Party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, engage counsel to assist in the defense of such claims.

(b) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 6.7 Survival of Indemnities. The rights and obligations of the Parties under this Article 6 shall survive the sale or other transfer by any Party of any of its assets or businesses or the assignment by it of any Liabilities or the acquisition of control of such Party (by sale of capital stock or other equity interests, merger, consolidation or otherwise).

ARTICLE 7

DISPUTE RESOLUTION

Section 7.1 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (“Dispute”) which arises between the Parties shall first be negotiated between appropriate senior executives of each Party who shall have the authority to resolve the matter. Such executives shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies, within ten (10) days of receipt by a Party of written notice of a Dispute, which date of receipt shall be referred to herein as the “Dispute Resolution Commencement Date.” Discussions and correspondence relating to trying to resolve such Dispute shall be treated as Confidential Information and Privileged Information of each Party developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible in any subsequent proceeding between the Parties.

(b) If the senior executives are unable to resolve the Dispute within 60 days from the Dispute Resolution Commencement Date, then, the Dispute will be submitted to the boards of directors of Holdings and Antalpha. Representatives of each board of directors shall meet as soon as practicable to attempt in good faith to negotiate a resolution of the Dispute.

(c) If the representatives of the two boards of directors are unable to resolve the Dispute within 120 days from the Dispute Resolution Commencement Date, on the request of any Party, the Dispute will be mediated by a mediator appointed pursuant to the mediation rules of the American Arbitration Association. Both Parties will share the administrative costs of the mediation and the mediator’s fees and expenses equally, and each Party shall bear all of its other costs and expenses related to the mediation, including, but not limited to, attorney’s fees, witness fees, and travel expenses. The mediation shall take place in Beijing, China or in whatever alternative forum on which the Parties may agree.

(d) If the Parties cannot resolve any Dispute through mediation within 45 days after the appointment of the mediator (or the earlier withdrawal thereof), each Party shall be entitled to seek relief in a court of competent jurisdiction.

Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Section 7.1 with respect to all matters not subject to such dispute, controversy or claim.

ARTICLE 8

MISCELLANEOUS.

Section 8.1 Consents of Holdings, Northstar and Antalpha.

(a) Any consent of Holdings pursuant to this Agreement shall not be effective unless it is in writing and evidenced by the signature of the Chief Executive Officer or Chief Financial Officer of Holdings (or such other person that the Chief Executive Officer, Chief Financial Officer or board of directors of Holdings has specifically authorized in writing to give such consent).

(b) Any consent of Northstar pursuant to this Agreement shall not be effective unless it is in writing and evidenced by the signature of the Chief Executive Officer or Chief Financial Officer of Northstar (or such other person that the Chief Executive Officer, Chief Financial Officer or board of directors of Northstar has specifically authorized in writing to give such consent).

(c) Any consent of Antalpha pursuant to this Agreement shall not be effective unless it is in writing and evidenced by the signature of the Chief Executive Officer or Chief Financial Officer of Antalpha (or such other person that the Chief Executive Officer, Chief Financial Officer or board of directors of Antalpha has specifically authorized in writing to give such consent).

Section 8.2 Limitation of Liability. IN NO EVENT SHALL ANY PARTY OR ANY OF SCH PARTY’S SUBSIDIARIES BE LIABLE TO THE OTHER PARTY, OR ITS AFFILIATED COMPANIES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES AS SET FORTH IN THIS AGREEMENT.

Section 8.3 Entire Agreement. This Agreement and the Exhibits and Schedules referenced or attached hereto and thereto constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

Section 8.4 Governing Law and Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, U.S.A. Subject to Section 7.1, each of the Parties hereby submits unconditionally to the jurisdiction of, and agrees that venue shall lie exclusively in, the federal and state courts located in the City of New York for purposes of the resolution of any disputes arising under this Agreement.

Section 8.5 Termination; Amendment. This Agreement may be terminated or amended by mutual consent of the Parties, evidenced by an instrument in writing signed on behalf of each of the Parties. In the event of termination pursuant to this Section 8.5, no Party shall have any liability of any kind to the other Party. This Agreement shall terminate with respect to Northstar upon the termination of the Cooperation Period and shall terminate with respect to Antalpha and Holdings upon the termination of the Control Period; provided, however, that (i) the provisions of Section 5.11 shall survive for a period of seven (7) years after the termination of this Agreement, and (ii) the provisions of Section 5.9, Article 6, Article 7 and Article 8 shall survive indefinitely after the termination of this Agreement.

Section 8.6 Notices. Notices, offers, requests or other communications required or permitted to be given by a Party pursuant to the terms of this Agreement shall be given in writing to the other Party to the following addresses:

if to Holdings:

Attention: Legal Department

Email: Legal@Antalpha.com

if to Northstar:

Attention: Legal Department

Email: Legal@nsdigital.io

if to Antalpha:

Attention: Legal Department

Email: Legal@Antalpha.com

or to such other address, facsimile number or email address as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance or termination shall be sent by hand delivery or recognized overnight courier. All other notices may also be sent by facsimile or email, confirmed by mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile or email; upon confirmation of delivery, if sent by recognized overnight courier; and upon receipt if mailed.

Section 8.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 8.8 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each Party’s subsidiaries. No Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of each other Party, and any such assignment shall be void; provided, however, each Party may assign this Agreement to a successor entity in conjunction with such Party’s reincorporation in another jurisdiction or into another business form.

Section 8.9 Severability. If any term or other provision of this Agreement or the exhibits or schedules attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.10 Failure or Indulgence not Waiver; Remedies Cumulative. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the exhibits or schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.11 Authority. Each of the Parties hereto represents to the others that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 8.12 Interpretation. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein, has the meaning assigned to such term in this Agreement. For all purposes of this Agreement: (i) all references in this Agreement to designated “Sections,” “Schedules,” “Exhibits” and other subdivisions are to the designated Sections, Schedules, Exhibits and other subdivisions of the body of this Agreement unless otherwise indicated; (ii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; (iii) “or” is not exclusive; (iv) “including” and “includes” will be deemed to be followed by “but not limited to” and “but is not limited to,” respectively; (v) any definition of, or reference to, any law, agreement, instrument or other document herein will be construed as referring to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; and (vi) any definition of, or reference to, any statute will be construed as referring also to any rules and regulations promulgated thereunder.

Section 8.13 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Person. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any Liability (or otherwise) against either Party hereto.

[Signature page follows]

WHEREFORE, the Parties have signed this Commercial Framework Agreement effective as of the date first set forth above.

ANTALPHA HOLDING COMPANY

By:	/s/ Ran Cheng
	Name:	Ran Cheng
	Title:	Director

NORTHSTAR DIGITAL (HK) LIMITED

By:	/s/ Weichao Zhang
	Name:	Zhang Weichao
	Title:	Director

ANTALPHA PLATFORM HOLDING COMPANY

By:	/s/ Xin Jin
	Name:	Xin Jin
	Title:	Director and Chief Executive Officer